SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 7, 2021

AIR INDUSTRIES GROUP

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-35927	80-0948413
State of Incorporation	Commission File Number	IRS Employer I.D. Number

1460 Fifth Avenue, Bay Shore, New York 11706

(Address of Principal Executive Offices)

Registrant’s telephone number: (631) 968-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	AIRI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On December 7, 2021, Air Industries Group (the “Company”) entered into a Third Amendment to Loan and Security Agreement with Sterling National Bank confirming the increase in the amount available under the credit facility and the extension of the term of the facility to December 31, 2025.

The amount available to the Company under the revolving credit portion of the facility was increased by 25%, or $4 million, from its current $16 million limit to $20 million. The inventory sublimit of the revolving credit facility also was increased by $3 million, to $14 million. The maturity dates of both the revolving credit facility and the term loan portion of the facility have been extended by three years, from December 31, 2022 to December 31, 2025.

Sterling National has also agreed, subject to certain limitations, to allow the Company to begin amortizing part of its subordinated debt. Reducing the Company’s subordinated debt will reduce its interest expense and benefit net income.

The description of the material terms of the Third Amendment to Loan and Security Agreement contained herein is not intended to be complete and is qualified by reference to the Amendment which is filed as an Exhibit to this Report of Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Third Amendment to Loan and Security Agreement with Sterling National Bank
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 8, 2021

AIR INDUSTRIES GROUP

By:	/s/ Michael Recca
Michael Recca

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